Exhibit 6.17

To the Stars, Inc.

1150 Garden View Road

Box #230393

Encinitas, CA 92024

Dated as of June 1, 2021

My Products, LLC f/s/o Tom DeLonge p/k/a “Angels & Airwaves”

c/o Louis Tommasino CPA & Associates

6265 Greenwich Drive, Ste 210,

San Diego, CA 92122

Re: To the Stars, Inc. -w- AvA / Merchandise Agreement

Dear Gentlepersons:

This merchandising agreement (“Agreement”) sets forth the material terms pursuant to which To the Stars, Inc. (“TTS”) is entering into an agreement with My Products, LLC. f/s/o Tom DeLonge p/k/a “Angels & Airwaves” (hereinafter referred to as “Artist”), to acquire Artist’s exclusive worldwide e-commerce merchandise rights and non-exclusive retail rights in the Territory (defined below). Artist and TTS may collectively be referred to as the “Parties” and individually as a “Party”.

1. Territory: The World.

2. Term: The term (“Term”) shall consist of the Initial Period (defined below) and the Renewal Period (defined below), if any.

(a) The Initial Period shall commence as of the date set forth above and continue for one (1) year. Thereafter, the Term shall automatically extend until such time as either Party provides thirty (30) day written notice of their desire to terminate this Agreement (the “Renewal Period”).

(b) For a period of ninety (90) days after the Term hereof, TTS shall have the non-exclusive right to sell any unsold existing inventory of Artist’s merchandise (hereinafter referred to as the “Sell-Off Period”). During the Sell-Off Period, TTS will not manufacture Artist merchandise. Notwithstanding the foregoing, TTS may manufacture sufficient quantities of Artist merchandise during the Sell-Off Period in order to fulfill any outstanding orders received by TTS prior to the expiration of the Term.

3. Rights: During the Term hereof, Artist hereby grants to TTS the exclusive e-commerce merchandise rights in and to name(s) and/or group names heretofore and hereafter adopted (individually and collectively “Artist Name”), trademarks, logos, images, likenesses and other identification of every kind (individually and collectively hereinafter referred to as the “Licensed Property”) of Artist and the individual members thereof throughout the Territory (including, without limitation, the right to exploit digital graphics and visual content embodying the Licensed Property in video games and interactive online environments).

4. Royalties: TTS agrees to pay Artist the royalties laid out in the relevant portion of the attached Exhibit A which is incorporated here in by this reference as part of the Agreement.

5. Accounting:

(a) TTS shall provide statements and payments to Artist within sixty (60) days after the end of each semi-annual accounting period (i.e., June 30th and December 31st) for e-commerce. The parties hereby acknowledge and agree that Artist’s first statement shall be for the period June 1- December 31, 2021 and thereafter semi- annually.

(b) Artist shall have the right, upon Thirty (30) business days prior written notice to TTS, to have a certified public accountant on Artist’s behalf audit TTS’s books and records solely as same pertain to royalties payable to Artist hereunder. Artist may not conduct an audit more than once per year nor more than once in respect of any particular statement (or accounting or payments thereunder); and each such audit shall take place solely at TTS’s principal place of business during normal business hours. Under no circumstances shall Artist be permitted to review TTS’s manufacturing records. Notwithstanding the foregoing, each statement (and the accounting and payments thereunder) shall be deemed binding upon Artist Six (6) months after the date rendered; and no suit may be maintained or instituted against TTS in respect of an accounting or payment made under a particular statement unless commenced in a court of competent jurisdiction within One (1) year after such statement is rendered.

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6. Artwork & Approvals: Artist shall provide approved photographs, album cover art, logos, trademarks, marks, advertising material, tour artwork and logos, tour ad mats, etc. to TTS at no charge. In the event that TTS incurs any design and artwork costs, such costs will constitute recoupable expenses hereunder. All Artist approvals are set forth in Exhibit B which is incorporated herein by this reference as part of the Agreement. Except as otherwise provided in this Agreement, in the event any provisions contained in this Agreement conflict with Exhibit B, the provisions contained in Exhibit B shall govern. Artist’s designated representative for approvals is: Tom DeLonge.

7. Warranties & Representations:

(a) Artist warrants and represents that Artist: (i) exclusively owns or controls and can grant to TTS all rights in and to the Licensed Property necessary for the exploitation of merchandise by TTS hereunder including, but not limited to, any and all designs and artwork provided by Artist; (ii) the permitted exercise by TTS of such rights will not infringe upon the rights of any person, firm, or corporation; and (iii) Artist shall, at Artist’s own cost, apply for and secure any and all permits, licenses, or other consents which may be required for the performance of Artist’s and TTS’s obligations under this Agreement.

(b) Each Party hereby represents and warrants that: (i) it has the full right and authority to enter into and fully perform this Agreement in accordance with its terms and that this Agreement constitutes a valid, binding, and enforceable agreement of such party; (ii) it shall perform its activities under this Agreement in accordance with all applicable federal, state, and local laws, and regulations; and (iii) the execution, delivery, and performance of this Agreement will not violate the provisions of any agreement to which it is a party or by which it is bound.

8. Notices: All notices which either of the parties hereto is required or may desire to serve upon the other hereunder shall be sent by certified or registered mail, postage prepaid, return receipt requested, or shall be personally delivered by the notifying party (with written receipt of delivery) or by messenger or courier (with proof of delivery) to the respective party at the applicable address first set forth above. Any notice delivered in accordance with the foregoing shall be deemed received on the date such notice is personally delivered by the notifying party or by messenger or courier, or Three (3) business days after such notice is mailed.

9. Indemnification: Each party shall indemnify, defend, and forever save and hold harmless the other and its affiliates, related entities, principals, shareholders, members, partners, officers, directors, employees, representatives, and agents (individually and collectively referred to herein as “Affiliates”) from and against any and all liability, damages, claims, losses, demands, costs, and expenses (including reasonable documented outside attorneys’ fees and costs) resulting from a third party claim arising out of or related to the indemnifying Party’s acts, omissions, and/or breach of its representations, warranties, or obligations hereunder and including, but not limited to any designs or artwork created or provided by either party; provided any such claim is reduced to a final non- appealable adverse judgment in a court of competent jurisdiction, or settled with the indemnifying Party’s prior written consent not to be unreasonably withheld. Artist shall have the right to post a bond in an amount (reasonably related to the claim, demand or action to be approved by TTS in TTS’s sole discretion) with a bonding company approved by TTS and TTS shall thereupon cease withholding any royalties hereunder as well as release any royalties so withheld, and provided that if no action is commenced on such claim within twelve (12) months, any monies so withheld shall be released together.

10. Force Majeure: In the event TTS is unable to carry out its material obligations under this Agreement by reason of a Force Majeure Event (as defined below), the same shall not constitute a breach of this Agreement. As used herein, the term “Force Majeure Event” shall mean the occurrence of an event outside the reasonable control of either party such as illness; accident; an act or regulation of public authority; fire; riot or civil commotion; labordispute; terrorist acts or threats; acts or declarations of war; disease; epidemic; substantial interruption in, or substantial delay or failure of, technical facilities; failure or substantial and extraordinary delay of necessary transportation services; war conditions; emergencies; inclement weather or acts of God.

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11. Breach: Neither party hereto shall be deemed to be in breach of any of its obligations hereunder unless and until the other party hereto shall have given such party specific written notice by certified or registered mail, return receipt requested, of the nature of such breach and such party shall have failed to cure such breach within Thirty (30) days after its receipt of such written notice, or, if cure is not possible within said thirty (30) day period, if such party has not taken meaningful steps within such time period to cure such default.

12. Arbitration: Any dispute hereunder shall be submitted for arbitration by a single arbitrator in Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association (but not necessarily through the American Arbitration Association). The determination of the arbitrator shall be final and conclusive upon the parties hereto. As a prerequisite to commencing arbitration, each party agrees to submit to at least one (1) session of mediation upon the request of the other party, which mediation shall be conducted in accordance with the applicable rules of the American Arbitration Association. Such mediation shall be scheduled to occur in Los Angeles, California within Thirty (30) days after such request.

13. Applicable Law; Venue: This Agreement is governed by the laws of the State of California relating to agreements entered into and wholly performed therein regardless of conflict of law principles. The parties agree that the Ninth Judicial District Court of the State of California, Los Angeles County, shall be the exclusive forum of any arbitration or litigation to interpret or enforce any of the covenants, terms, conditions, representations or warranties contained in this Agreement. Each party hereby consents and submits to personal jurisdiction in any court in Los Angeles County, California, and agrees that California courts in Los Angeles County shall have exclusive subject matter jurisdiction to resolve any disputes arising between the parties.

14. Assignment: TTS shall have the right to freely assign this Agreement or any of TTS’s rights or obligations under this Agreement to any person or party in TTS’s discretion. Artist shall have no right to assign this Agreement or any of Artist’s rights or obligations hereunder to any party.

15. Confidentiality: The parties agree that this Agreement and all information provided or produced by the parties in connection therewith is confidential and shall not be disclosed to any third party, except as may be required by law or with the prior written consent of the other party.

16. No Waiver: A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

17. Severability: Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. Any unenforceable provision will be replaced by a mutually acceptable provision which comes closest to the intention of the parties at the time the original provision was agreed upon.

18. No Partnership or Agency: Nothing contained herein will be construed to constitute the parties as partners or joint venturers or constitute either party as an agent of the other, nor will any similar relationship be deemed to exist between them. Neither party hereto shall hold itself out contrary to the terms of this paragraph, nor shall either party become liable for any representation, act or omission of the other contrary to the provisions hereof. This Agreement shall not be deemed to give any right or remedy to any third party whatsoever unless said right or remedy is specifically granted by TTS in writing to such third party.

19. Entire Agreement; Amendments: This Agreement and the exhibits attached hereto set forth the entire agreement between the parties in connection with the subject matter hereof and it incorporates, replaces, and supersedes all prior and contemporaneous agreements, promises, covenants, commitments, proposals, representations, warranties, understandings, discussions, and negotiations between the parties in connection therewith. No modification, amendment, supplement to or waiver of any provision of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement. Facsimile and/or electronically scanned signatures shall be deemed original for all purposes.

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If the foregoing correctly sets forth your understanding and agreement, please so indicate by signing in the space provided below.

To the Stars, Inc.

By:	/s/ Kari DeLonge

Agreed to and Accepted by:

My Products, LLC

By:	/s/ Tom DeLonge
Authorized Signatory

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INDUCEMENT LETTER

In order to induce To the Stars, Inc (“TTS”) to enter into the foregoing agreement (“Agreement”) with My Products, LLC (“Lender”) each of the undersigned hereby:

(a) acknowledges that he has read and is familiar with all of the terms and conditions of the Agreement;

(b) assents to the execution of the Agreement and agrees to be bound by the terms and conditions thereof, including but not limited to each and every provision of the Agreement (and Exhibits) that relates to him in any way, directly or indirectly, the services to be rendered thereunder by him and restrictions imposed upon him in accordance with the provisions of the Agreement, and in the event of Lender’s material breach of the Agreement, hereby guarantees to TTS the full and faithful performance of all the terms and conditions of the Agreement by him and by Lender;

(c) acknowledges and agrees that TTS shall be under no obligation to make any payments to the undersigned for or in connection with this inducement, for or in connection with the services rendered by him or in connection with the fulfillment of his obligations pursuant to the Agreement and the rights granted to TTS thereunder, and that he shall look solely to Lender for payment of any sums due him in connection with his services under the Agreement; and

(d) agrees that if, during the Term of the Agreement, Lender shall cease to be entitled to the right to exploit the Licensed Property, the undersigned shall, at TTS’s request, take all steps necessary and actions as shall give to TTS the same rights, privileges and benefits as TTS would have had under the Agreement and such rights, privileges and benefits shall be enforceable on TTS’s behalf against the undersigned and all terms and conditions contained in the Agreement shall be effective.

/s/ Thomas DeLonge
Tom DeLonge p/k/a “Angels & Airwaves”

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EXHIBIT A

ROYALTIES

1.	U.S. Retail Sales: In connection with the wholesale sale of “Non-Specialty Items” (i.e. standard T-shirts, 30/1 shirts) by TTS to domestic based specialty resellers (e.g. Hot Topic, Urban Outfitters, Spencer’s) and the sale of “Specialty Items” (e.g. organic blanks, hoodies, cut-n-sew products, specialty prints and ancillary items) to domestic based specialty resellers (e.g. Hot Topic, Urban Outfitters, Spencer’s) and domestic based mass merchandisers (e.g. Wal-Mart, Target, Kmart etc.), TTS shall pay Artist a royalty (the “ Retail Royalty”) of twenty-five percent (25%) of the Wholesale Selling Price;

For purposes hereof, the Wholesale Selling Price shall be defined as the actual selling price paid by the applicable wholesale customer to TTS for such Non-specialty Items or Specialty Items, as applicable, less cost of goods, returns, VAT, damages, charge backs, fraudulent purchases, currency risk, commissions and bad debt.

2.	Europe Retail and Online Marketplace Retail Sales: In connection with the wholesale sale of Non-specialty Items and Specialty Items by TTS to European based retail resellers (e.g. HMV, FNAC, etc.) and European based mass merchandisers (e.g. H&M, Primark, etc.), TTS shall pay Artist a royalty equal twenty-five percent (25%) of the Net Profit.

For purposes hereof, the Net Profit shall be defined as gross receipts from consumers less costs of goods, sales tax, VAT, sales commission, shipping, credit card charges, charge backs, fraudulent purchases and currency risk.

3.	E-Commerce Sales:

a.	In connection with merchandise sold by TTS on the TTS site, TTS shall pay Artist a royalty (the “E- Commerce Royalty”) of twenty-five percent (25%) of domestic Adjusted Gross Web Sales (as hereinafter defined);

b.	In connection with merchandise owned by TTS and sold at European Online Marketplace Retail stores (e.g. Amazon, Play.com, eBay, etc) ,TTS shall pay Artist a royalty of twenty-five percent (25%) of such foreign Adjusted Gross Web Sales;

c.	Media Sales: With respect to the sale by TTS of phonograph records, audiovisual works, novels, and songbooks owned and controlled by Artist (“Media”) (in all formats and configurations including, without limitation, CDs, DVDs, vinyl, digital downloads, ringtones, tablature books, sheet music, etc.), Artist shall receive twenty-five percent (25%) of Adjusted Gross Web Sales.

For purposes hereof, the Adjusted Gross Web Sales shall be defined as retail price less cost of goods, taxes, credit card fees, returns, bandwidth, charge backs, VAT, fraudulent purchases, currency rick, etc. Fulfillment charges paid by TTS applies to goods that TTS produces; any merchandise produced outside of TTS will incur standard receiving fees and shipping costs to warehouse.

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EXHIBIT B

APPROVALS

(a) All products and designs created by TTS for Artist shall be subject to Artist’s prior approval (not to be unreasonably withheld or delayed) and shall be deemed denied if Artist fails to respond in writing (email shall suffice) to a written request for an approval within Ten [10] business days.

(b) Pricing for e-commerce merchandise shall be subject to Artist’s prior approval (not to be unreasonably withheld or delayed) and shall be deemed approved if Artist fails to respond in writing (email shall suffice) to a written request for an approval within Ten [10] business days

(c) Each Party shall be responsible for all necessary agreements, clearances, and licenses (and the costs associated therewith) with respect to any designs or artwork that such Party provides under this Agreement.

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